PFSWEB INCORPORATED
Moderator: Todd Fromer
March 30, 2006
11:00 a.m. EST
OPERATOR: Good morning, ladies and gentlemen. My name is Natasha and I will be your conference facilitator today. At this time I would like to welcome everyone to the PFSweb fourth-quarter year-end conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.
It is now my pleasure to turn the floor over to your host, Todd Fromer. Sir, you may begin your conference.
TODD FROMER: Thank you. Good morning, welcome, and thank you all for joining us today for the PFSweb 2005 fourth-quarter and year-end conference call.
Before we begin I would like to remind everyone that the matters discussed in this conference call, except for historical information and in particular information regarding the merger, estimates, future revenue, earnings and business plans and goals, consists of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. These risks and uncertainties include but are not limited to our ability to retain and expand relationships with existing clients and attract new clients, our dependence upon our agreements with IBM, our reliance on the fees generated by the transaction volume or product sales of our clients, our reliance on our clients’ projections or transaction volume or product sales, our client mix and the seasonality of their business, our ability to finalize pending contracts, the impact of new accounting standards and rules regarding revenue recognition, stock options, and other matters, changes in accounting rules or current interpretation of those rules, the impact of strategic alliances and acquisitions, trends in the market for our services, trends in e-commerce, whether we can continue and manage growth, change in the trend toward outsourcing, increased competition, our ability to generate more revenue and achieve sustainable profitability, effects of changes in profit margins, the customer concentration of our business, the unknown effects of possible system failures and rapid changes in technology, trends in government regulation both foreign and domestic, foreign currency risks and other risks of operating in foreign countries, potential litigation involving our e-commerce intellectual property rights, our dependency on key personnel, our ability to raise additional capital or obtain additional financing, our relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries, suppliers, distributors and eCOSTs, and our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt convenants, whether outstanding warrants issued in a private placement will be exercised in the future, and with report to the merger with eCOST, the costs arising during the transition of the companies and the ability of the companies to successfully integrate their businesses to achieve the anticipated benefits of the transaction, eCOST’s potential indemnification obligations to its former parent, eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors, and the success of its advertising and marketing efforts, any possibility to increase its sales revenue and sales margin and improve operating efficiencies. A description of these factors as well as other factors which could affect the company’s business is set forth in the company’s joint proxy statement prospectus dated December 29, 2005, and the annual report on Form 10-K for the year ended December 31, 2005. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
On this call we may discuss certain non-GAAP measures such as EBITDA and pro forma EBITDA. An explanation and reconciliation of these measures to the GAAP equivalent and why we believe these measures are important can be found in our earnings release on our Web site.
With nothing further, I would like to now turn the call over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
MARK LAYTON, CHAIRMAN, CEO PFSWEB: Catch your breath, Todd. Thank you and good morning, everyone. We’ve got quite a bit of prepared comments this morning, so I’ll move through them as briskly as possible in order to provide you enough background information and then we’ll be available for some questions from there.
As Todd noted, earlier this morning we did release our 2005 annual and Q4 results for PFSweb. I’ll begin this morning by providing an overview of the results and activities for PFSweb and then move on to some discussion about our progress on the integration and merger activities for the recently completed transaction with eCOST.
First, recognizing that there’s a lot of new shareholders who have joined the PFSweb family recently, I’ll give you a brief overview of the PFSweb services business and what it’s about. PFSweb’s a leading provider of business process outsourcing solutions, or BPOs we commonly call it. We provide a range of outsource business solutions to our client that encompass the entire business transaction, basically from demand generation all the way to delivery. We provide world-class business infrastructure and technology that we use to help our clients develop Web site and commerce engines, answer their customer inquiries, process customer orders, warehouse inventory, process their credit transactions, design solutions for their capital requirements for inventory and accounts receivable, and help them manage their customer returns. PFSweb’s clients include many of the world’s most recognizable brands, and they use our services to help reduce their costs, to provide a world-class experience for their customers, to reduce their requirements and risk in capital investments, to adopt their channels of distribution and to speed their time to market for both new products or into new geographies.

With that as a some background, let me now move onto some discussion about PFSweb’s services business during 2005. While we continue to face challenges in delivering consistent new business growth, I’m very pleased with where we are in the PFSweb services business, both through quarter four as well as for 2005. This also includes our supplies distributor segment in addition to the services piece. Our quality of performance remains outstanding. We continue to see new opportunities for growth within our existing clients, and that helped offset some of the disappointment we had on signing new business during 2005. For the year PFSweb was able to grow service fees by 44 percent to 60.8 million. That was slightly more than the 30 to 40-percent growth target that we had for the year. We also met our net income target that we talked about. The reported results for the year were $634,000, or about three cents per diluted share when you exclude the incremental relocation charges. Tom will provide you a little bit more background on that in a few minutes.
Our service business experienced top-line growth that was very strong during 2005. Now, what you have to recognize is that that’s primarily from new business wins that were announced in 2004 and then brought on-line during 2005. Just to give you some feel for the scale of the PFSweb business. During 2005 we processed approximately 10 million orders, 2.3 million phone calls, 125,000 e-mails, and on a total basis about $2.2 billion of commerce out of about two million square feet of distribution space that we have throughout the world. We now employee more than 1,000 professionals from our locations in Dallas and Memphis, Toronto, Los Angeles, and in Liege, Belgium.
As I discussed throughout last year, in early 2005 we made certain strategic adjustments to our target market in the services business. Our overall marketing efforts were designed to really drive more consistent and faster raw growth. Specifically, on the heels of certain client successes and experiences that we had gained, we broadened the industry segments in which we targeted for our services business. Historically, we had just primarily focused on technology and consumer good manufacturers. But during 2005 we has adapted our target to include basically all of the Fortune 500 and Global 1,000 companies across all industry segments. We still believe that our solutions fit all those industry segments, but we had some difficulties that I’ll discuss in just a minute in terms of the effectiveness of our marketing programs. Also last year we elevated our contract size target to focus on larger contracts which we believe offers more attractive financial rewards overall. Collectively, these strategical actions lead to longer lead times throughout the sales process. Now, longer lead times are not completely unexpected, but the impact to new business in 2005 was negative in terms of our new business signings. During the latter half of 2005 we were in a bit of a growth valley in closing new business agreements versus the significant growth peak that we saw in business closings during 2004. We continue to believe that the characteristics of the servicing model will always include periods of slow new business followed by periods of robust new business activity. You’re going to see peaks and valleys in the services model.
Now, for 2006 we’re going to make some adjustments to the target market that we’re after. We’re going to continue to target larger contract sizes. As we — as I’ve said, we believe those provide overall attractive financial characteristics on those contracts. However, we are going to adapt the target audience to which we market back to a narrower field of technology, consumer goods, and Web commerce companies inside that Fortune 500 and Global 1,000 arena. Now, this doesn’t mean that we won’t do things outside those segments, but our marketing efforts are going to be more targeted there with an eye towards improving our marketing effectiveness and driving a larger proposal pipeline and more frequency in client wins for 2006.
We continue to maintain a new business pipeline that today includes outstanding proposals totaling approximately $25 million in annual service fees on a scale that’s probably in the middle of the range that we’ve seen over the last couple of years in terms of proposal size — (INAUDIBLE) proposal pipeline size. We’re happy to have started off 2006 on a better foot in the business area with the addition of an agreement with an undisclosed Web-based customer to provide call center services including e-mail and phone support. As is true with many of our customers, due to contractual obligations and other considerations we are not at liberty to announce any further information about this agreement. But I can tell you that the win is in line with our strategy to better leveraging our expertise in the BPO area and in the Web commerce arena where we believe our infrastructure and skill-set drive a really clear and strong return on investment message for our customers.
The services model remains a critical element to our overall business strategy. As we evaluate our business strategically, it’s our belief that the primary value elements lay in our world-class operational, customer management, and Web technology infrastructure that we possess. We believe these capabilities have scale capacity and can be leveraged in many different ways. While the services business continues to provide us an outstanding market to deploy these capabilities with attractive financial rewards, we did recognize during 2005 a strategic need to seek additional deployment opportunities that can help us overcome the unpredictable peaks and value growth trends, as I’ve described, within our service business and for it to become a catalyst to unlocking the true value we confidently believe lies in these world-class capabilities that we’ve developed.
So with this as a strategic backdrop we pursued and recently completed a merger transaction with eCOST.com. Now, I’ll move along now to give you a little bit of background on that and how we’re doing on the integration efforts. As background, eCOST is a young, multi-category Web commerce retailers of more than 100,000 high-quality new close-out, and refurbished products, primarily brand-name technology and consumer electronics products. eCOST.com offers products for approximately — from approximately 1,500 manufacturers. And you’ll know all these names, but Apple, Canon, HP, Nikon, Sony, Toshiba, and obviously many more. Its revenue is generated from a strong Web presence at eCOST.com where sophisticated online and direct marketing capabilities currently serve a total customer base of more than 1.3 million business and individual consumers.
Before I provide some specific updates on the integration activities, I feel it important to remind everyone it’s only been eight weeks since the close of the merger. Eight weeks. The eCOST integration project is a major turnaround event, and any results will not materialize overnight. We have a dedicated and significant group of project management technology, operational and financial professionals from PFSweb who are working feverishly both in Torrence (ph) and here in Plano on this integration project. Along the way we continue to uncover numerous opportunities for improvement across the spectrum of cCOST’s operation. There is much work to do in order to drive the improvement in technology functionality, customer service, revenue and ultimately bottom-line results that we believe can be obtained. We continue to evaluate the priority of attack at each of these opportunities with an eye towards identifying those that are critical and building an improved operational and technology foundation for the business going forward and those for which there may be significant impact to improve revenue or customer service capabilities right away.
So let me now provide you some information on specific progress we’ve made in just the last eight weeks with that kind of priority of attack as a backdrop. Earlier this week we announced that we started supplementing cCOST’s call center with our existing call center facility here in Plano, Texas. The increased capacity will assist handling of cCOST’s approximately 2,000 customer service calls per day with an eye towards reducing customer hold-times and allowing for extended customer service hours which we believe will improve overall customer satisfaction. We also announced this week that we’d made certain upgrades to the eCOST search engine. These upgrades will enhance the customer shopping experience, just make it easier to find products on the eCOST site and overall improve the customer’s experience with us. Now, while these individually are not hugely significant, they just provide some information in terms of the priority of attack and the things that we’re trying to address methodically in terms of the eCOST business. There are ways in which we continue to leverage our world-class operating infrastructure and technology expertise and with an eye towards providing an effective platform for eCOST to significantly improve customer service down the road. We believe improving cCOST’s overall customer satisfaction will result in higher repeat customers and generate positive word-of-mouth advertising that ultimately will help us return to growth in the eCOST business.
Next, we’re also working to implement a new freight program to streamline our freight options and improved customer service and features. Additional freight options provide more choices for eCOST.com’s customers and lower overall freight costs. By leveraging PFSweb’s technology capabilities and volume-related freight carrier relationships, we expect eCOST to reduce outbound freight costs by approximately $2 million based on the 2005 shipping volumes that we have. We plan on introducing this program in April in conjunction with a new membership program which will include specialized shipping agreements and access to special pricing on select products not advertised anywhere else. We believe this program will address many of the customer concerns eCOST has faced with its current freight and handling charging policies.
Moving on. In the coming months we expect to roll out other additional service — customer service and cost-saving initiatives, including a possible reduction in ongoing facility expenses to address excess capacity as well as technology and other operational costs. Since the closing of the merger we’ve already begun to see the benefits in reducing overall public company-related activities and expenses. Upon completing our integration we have targeted for the summer — completion this summer, we hope. We expect to achieve a total of approximately four to five million in annual cost savings as a result of our merger.
Another area of significant focus that was a priority attack item for us was to improve the working capital flexibility for eCOST.com. As Adam and I mentioned previously, eCOST has been working with constrained working capital capacity for some time due to the challenges it faced in its business last year. I’m pleased with the progress our finance and our leadership team in Torrence (ph) are making on this front. We currently are working through finalized agreements with cCOST’s primary lender on revisions to its credit facility that will provide the company with greater overall borrowing capabilities as well as other modifications that will provide the company greater flexibility to use the facility going forward. Further, we continue to make good progress in expanding vendor credit lines that also provides eCOST with greater purchasing power and ultimately equates to an ability to provide customers greater product selection and improved customer service. These activities align with our stated strategy for the merger to provide eCOST with an approved financial foundation from which to operate their business.
Now, in addition to those items we are also focusing on addressing key revenue and gross profit synergies. While these opportunities are a lot more difficult to estimate in terms of dollars, we believe ultimately they’ll be of significant potential. First, as we’ve discussed in the past, we plan to increase the number of virtual warehouse partnerships for eCOST using our strong middleware technology platform called Entente (ph). That’s PFSweb’s product. This will enable eCOST to sell a much broader range of products without the risks and working capital requirement associated with carrying inventory and it provides a method for eCOST to maximize the overall customer relationship value with that broader product set and upside potential. Some of these new partnerships will be addressed in the near-term as we work to migrate eCOST from its current ERP platform to PFSweb’s ERP platform. Others will be addressed later this year with an eye towards exiting the year with more total virtual relationships than ever before and also a more robust data exchange capability that will allow us to provide customers with access to more products and better information about their orders.
Next on the revenue and gross profit front, we have begun to spend time focusing developing higher-margin non-product and service feature categories within eCOST. Initially this activity’s focused on making significant improvements in our higher-margin service contract sales. We are working on improvements to the eCOST.com Web site that will allow us to make a more enticing presentation to consumers about the benefits of purchasing service contracts to protect their investment in high-end electronics and technology products. Additionally, we’re working to revamp our proactive outreach to customers who purchased products previously and where their manufacturer warranty is nearly expiration. We believe these actions will provide opportunities that not only improve sales but as well gross profit.
And finally on the revenue and GP front, as we’ve discussed in the past we plan to ultimately expand cCOST’s international business. Our existing PFSweb’s existing presence in Europe and Canada, for example, should enable eCOST to enter these markets in a seamless manner that would — that allows us expedite time to market and minimize start-up costs. As the adoption rate of online sales internationally catches up to similar rates here in the U.S., we believe there is significant new market opportunities for eCOST to take its business model outside of the USA.
At the macro level, we’re very excited about the growth trends in technology and Web commerce and we believe we’re well positioned to capital on this large and rapidly growing market. As I said earlier, our strategy at PFS was to find ways to deploy our world-class operational and technology capabilities into other market opportunities. And this is a market opportunity that we think the deployment ultimately can be very successful for us. The business model provides an ability to leverage PFSweb’s world-class operating infrastructure and technology along with cCOST’s strong Web platform and presence and customer base. In addition, cCOST’s already strong brand will be further enhanced as we provide it service and quality improvements. And we believe ultimately this will give us a greater opportunity to share in what now is about an $80-billion market in Web commerce here in the United States. That is our goal with the eCOST merger.
We believe that to the extent we execute the strategy and integrate this new growth engine of our business, stronger results should materialize over time culminating in sustainable long-term growth targets and revenue growth of more than 10 percent, gross profit margins of 10 to 12 percent, and a net income margin of one to two percent as we look to the future. As we continue to integrate our operations, the value created should be evident in our overall performance and specifically key metrics for eCOST.com, which we believe will improve dramatically as the synergies in our merger take hold.
I do want to thank all the shareholders and cCOST’s original shareholders who voted overwhelmingly in favor of the merger. We’re focused on delivering results. We believe our strategy is sound. And there’s — although there’s a lot of work to be done in a major turnaround effort here, we see great potential in this business today and we hope that you will as well.
With that I’d like to turn the call over to Tom to discuss the financial results, and then I’ll give you a few closing comments after that.
THOMAS MADDEN, CFO, PFSweb: Thank you, Mark.
To begin with, as the eCOST.com merger did not occur until February 1, 2006, the PFSweb consolidated results for 2005 do not reflect any activity for this business. Instead, we will provide certain financial data for eCOST later in this call. As a result, the PFSweb results for the fourth quarter and all of 2005 only reflect the historical PFS service fee business and our supplies, distributors, product revenue business.
With that as a backdrop, I’ll now provide an overview of the results.
Net revenue for the fourth quarter of 2005 totaled 83.4 million compared to 87.1 million in the same period last year. Service fee revenues rose 26 percent to 15.5 million in the fourth quarter of 2005 compared to 12.3 million in the year earlier period. This increase includes approximately 4.6 million from new clients and the benefit of which was partially offset by the impact of a year-over-year reduction in project activity during the quarter as well as a previously announced shift in the timing of orders from our largest service fee client to the first half of 2005.
Product revenue in the fourth quarter totaled 63.6 million versus 72 million last year. This decrease is primarily related to a decrease in hardware sales volumes and increased efficiency of certain product offset by the impact of certain price increases that have occurred.

Gross profit in the fourth quarter of fiscal 2005 was 8.4 million, or 10 percent of net revenues, compared to 8.2 million, or nine percent of net revenues, in the same period last year. Gross profit for our service fee business was 3.8 million, or 24 percent of service fee revenues, compared to 3.9 million, or 31 percent of service fee revenues, in the fourth quarter of 2004. Our service fee business gross margin results for the fiscal 2005 fourth quarter were positively impacted by the transition of new business agreements to a steady level of — or steady-state level of performance which was offset by the impact of reduced project activity which generally operates at higher margins.
During the December quarter, SG&A totaled 7.2 million, an increase from 6.6 million in last year’s December quarter. The increase was primarily attributable to incremental expenses related to increased professional fees and certain personnel-related costs. EBITDA, which will remain a key metric in evaluating our operational performance and potential following our merger with eCOST, was 2.73 million for the 2005 December quarter versus 2.76 million in the year-earlier period. EBITDA in the fourth quarter marked the 13th consecutive quarter of positive or virtually break-even EBITDA performance by the entity. Our net income for the fourth quarter ended December 31, 2005, was 466,000, or two cents per basic and diluted share, compared to net income of 1.1 million, or five cents per basic and diluted share, in the fourth quarter of 2004. For the 12 months ended December 31, 2005, net revenues totaled 331.7 million compared to 321.7 million last year. Service fees revenues, as Mark indicated earlier, increased this year 44 percent to 60.8 million compared to 42.1 million last year. During 2005 we invoiced virtually all of the estimated annual revenue run rate of the new service fee contracts signed in 2004. Although service fee revenues in 2005 were impacted by reduced project activity, our 44-percent growth in revenue exceeded our projected increase that we spoke of earlier of 30 to 40 percent.
Product revenue for 2005 declined by approximately five percent to 252.9 million from 267.5 million in 2004 primarily due to reduced volumes. This decrease was in line with our expectations, but we continue to believe that our product revenue model as the opportunity to provide strong recurring revenue streams through solid client relationships and it operates with financing agreements with limited exposure.
Gross profit in 2005 was 32.5 million, or 10 percent of net revenues, compared to 29.5 million, or nine percent of net revenues, last year. Gross profit for our service fee business was 15.2 million, or 25 percent of service revenues, compared to 14 million, or 33 percent of service revenues, last year. Our gross margin results for 2005 were negatively impacted by rollout costs for new business signed in 2004, lower run rate gross margins on these new contracts as well as the reduction in higher margin project activity.
SG&A totaled 30.5 million in 2005 compared to 27.1 million last year. The increase was primarily attributable to relocation-related expenses, increased sales and marketing expenses, increased legal fees related to the Daisy Tech (ph) lawsuit filed in May 2005, and certain personnel-related costs. During the second and third quarters of fiscal 2005 we incurred incremental cost totaling 1.4 million related to the relocation of two of our distribution facilities from Memphis to the new airways distribution center (ph) in South Haven, Mississippi, to better accommodate our growth. By streamlining our operations we expect to realize greater efficiencies and cost savings by making this move over the long run.
EBITDA declined (ph) 14 percent in 2005 to 8.1 million versus 7.1 million in the year earlier period. Excluding the 1.4 million of incremental relocation-related costs, EBITDA rose 34 percent to 9.5 million. Our net loss for the year was 747,000, or three cents per basic and diluted share, compared to net income of 226,000, or one cent per share, in 2004. Excluding the incremental relocation costs of 1.4 million we are pleased to have met our target of net income totaling 634,000, or three cents per basic and diluted share, for fiscal 2005.
Turning to the balance sheet. Our overall financial foundation remains solid. Cash and cash equivalents totaled approximately 15.9 million including 2.2 million in restricted cash. Trade receivables increased slightly due to increased sales volumes. Net inventories as of December 31 were 43.7 million compared to 44.9 million as of the December 31, 2004, period. As of December 31, 2005, working capital increased to 23.4 million versus 22.6 million as of December 2004. Total assets were 131.7 million as of December 31, 2005, compared to 130.3 million in the prior year. Shareholders equity totaled 29.9 million as of December 31, 2005, or $1.33 per share as of that date. Capital expenditures including capital leases totaled approximately 3.9 million for the year primarily including about one million for the new South Haven facility that I spoke of earlier. We continue to — or we expect to continue to incur capital expenditures to support new contracts and anticipated growth opportunities following our merger with eCOST. Based on current projections, we anticipate capital expenditures for upgrades and additions to facilities and information technology systems to be approximately $4 to $7 million for the next 12 months depending on our success in winning new business. Our normal capital expenditure run rate is approximately two to three million to support our existing client activity with the remainder allocated to support targeted levels of new business. To maintain our existing cash position, a portion of future capital expenditures may be financed through debt, operating or capital leases or additional equity.
Now, in order to provide our new expanded investor base with a better understanding of cCOST’s business I would like to turn the call back over to Mark who will take a moment and review some of the highlights of cCOST’s performance.
MARK LAYTON: OK, thank you, Tom.
All right, as Tom mentioned, we’re providing some performance date for eCOST to give a better sense of where we are today. Clearly there’s a great deal of change underway, but we believe it’s important to share with you some key metrics. First and foremost I want to mention that the financial data that we’re providing is based on un-audited and preliminary results. Other data points that we will track are important performance measurements that we are focused on for purposes of gauging the impact of our integration efforts which we believe will ultimately translate into stronger returns for shareholders.
OK. For the fourth quarter of 2005, eCOST.com’s net sales were approximately 40.4 million. This is versus a $58.1-million number in the year prior period — or the year earlier period. The decline in revenue was a result of the company’s focus to improve profitability and was indicative of the constrained working capital access that I’ve discussed previously. Gross profit for the quarter as adjusted was approximately 3.1 million from ongoing sales, or 7.7 percent of sales, versus about $5 million, or 8.6 percent, of sales in the same period in 2004. On a pro forma basis the net loss for the fourth quarter was approximately $1.8 million excluding one-time items that I’ll discuss momentarily and merger-related costs. For the year ended December 31, 2005, cCOST’s net sales were approximately 174.6 million versus net sales of 178.5 million in 2004. Gross profit in 2005 was 12.4 million compared to 16.3 million in the year earlier period.
Some quantitative numbers for you here. Total number of orders shipped during the fourth quarter was about 115,000 with an average order value of $374. That compares to $302 in the same quarter last year. So the average order size is up significantly. Computers along with electronics and digital imaging continue to be the best product categories in terms of acquiring new customers which are then leveraged — the new customers are then leveraged across other product categories as they bring them further into the Web site. As of December 31, 2005, eCOST had 1.4 million total customers compared to one million total customers as of December 31, 2004. Active customers in the last 12 months as of December 31, 2005, were 468,000 compared to 462,000 as of the same of time in 2004. New customers for the fourth quarter of 2005 totaled 71,000 versus 139,000 new customers during the same period of 2004. The cost to acquire a new customer, calculated as total advertising dollars spent in the period divided new customers added in the period, was $19.39 in the 2005 fourth quarter, up from $14.93 in the same period a year ago. However, compared to the most recent third quarter, the cost dropped from 23.06 — $23.06 in the third quarter, which we believe indicates some improvements in trend in the effectiveness of our advertising activities at eCOST. Total advertising expenses for the fourth quarter was 1.4 million compared to two million for the fourth quarter of 2004.
As I discussed at length in my earlier comments, we continue to execute our integration plan with eCOST and look forward to capitalizing what we believe is significant growth potential as we move forward with our merger and maximize the leverage in our technology and corporate infrastructure. We’ve succeed in the first phase of our plan. That was completing the merger in a timely fashion. We’re now actively involved in the second phase of the merger as we work diligently to complete the integration of our operations and technology. And as I mentioned, we hope to have that in place by the end of summer this year.
The final key piece of our plan for 2006 is preparing eCOST for what we hope will be a robust holiday shopping season in November and December of 2006. We believe with the integration activities that we’re doing we’ll put the company on a much firmer operational platform. With the improvement we’re making on the working capital side, on the customer service side, all these things should begin to come together where — As we get to the end of 2006 we hope to begin then to see some fruits of our activity in terms of a return for growth and a successful holiday season for 2006.
Our goal for 2006 on an overall basis is to build a revenue base of approximately 500 million for the combined companies and obviously to complete the integration of our operations. However, PFSweb — while PFSweb’s service business and the supplies and distributor segment continues to perform well, as both Tom and I have discussed, I’ve got to remind you again that eCOST is still very much in the beginning of a major turnaround and results just won’t happen overnight. We are implementing dramatic changes that we believe will ultimately drive positive results for eCOST both operationally and financially. We’re still very much at the front end of this integration effort, eight weeks since the merger, and as we navigate through a great deal of issues, included customer service issues and fulfillment costs that we’re trying to address, an attack priority as I mentioned a few minutes ago.
Now, in addition we were just informed this week that the FBI shut down the operations of one of cCOST’s business-to-business customers which forced that company to cease operations. This is currently expected to result in a loss of about $1.4 million in the December 2005 quarterly results for eCOST. That’s eCOST’s, not PFSweb’s results. And there’s another 600,000 expected to be recorded in the March quarter, including about 400,000 that could be reflected in PFSweb’s consolidated financial results for the March 2006 quarter. That’s still uncertain at this point. The situation was quite extraordinary given the involvement of federal authorities and the scope of the accusations of fraud and other criminal activities that have been alleged against the operators of the business. We’re still assessing the situation, but at this point, as I said, there may be further write-offs for the customer in the range of 400,000 to 500,000, some of which may hit the PFSweb P&L. But, again, at this point it’s still undetermined.
Given this recent extraordinary development together with the great number of moving parts in the turnaround of eCOST that our integration effort has just begun to set in motion, it’s difficult at this time to have a clear enough vision to provide a reasonable forecast for cCOST’s 2006 financial targets. We anticipate having a clearer picture of our progress over the coming months as we continue to make advancements in the integration project and we can better judge the speed at which the improvements are taking hold. Again, it’s been eight weeks since the close. This is a major turnaround activity. It’s going to take time for things to begin to happen.
So I know that’s a lot of information. Sorry for the long prepared comments, but we needed to provide you a lot of basis to be able to go from there. Operator, that concludes our prepared side of things. We’ll now be available for questions.
OPERATOR: At this time I would like to remind everyone if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
Your first question comes from Alex Silverman, of Special Situations.
ALEX SILVERMAN, SPECIAL SITUATIONS: Good morning.
MARK LAYTON: Good morning, Alex.
ALEX SILVERMAN: Thank you for providing as much info as you did. Just a couple of quick clarifications, if you would. Is it your — is it your current proposal pipeline is 25 million in annual service fees?
THOMAS MADDEN: Yes, that’s correct.

ALEX SILVERMAN: OK. Can you give us — I’m a little bit new to the story. Can you give us a sense of what it was in the third quarter of last year?
THOMAS MADDEN: As of our last conference call that number was approximately $20 million. So on an overall basis it has increased slightly.
MARK LAYTON: We’ve probably seen a range over the last couple of years of high of 45 or 50 million and a low of 15 to 20. So we’re kind of in the lower end of the range on an overall basis.
ALEX SILVERMAN: Who is — who’s looking for your service today?
MARK LAYTON: On the services side of the business, you know, our target, as I mentioned, is really across the Fortune 500/Global 1,000, but our focus and efforts on the marketing side are being narrowed into consumer goods, technology manufacturers, and any of the companies that are focused on growing, you know, direct to consumer Web commerce sites. So, you know, quite often when you see our customers today, these are people who either have an existing direct to consumer business and are looking for ways to cut costs or to improve service capabilities. And in many cases it’s companies who are looking to launch new product lines at — very quickly and at a cost level that’s there. So when you look across our customer base you’re going to see a lot of major names with specific product categories that they’ve launched on our backbone. HP’s division that we work with, for example, was a networking products area. That was a start-up division within HP. It’s grown very robustly for them. United States (Met), one of our customers in that area, is a — was an existing direct to consumer business, but they were looking for improvements in their features and functionality and a reduction in their cost of operations. Raytheon Aircraft Parts (ph) looking for improved customer service capabilities to reduce cost of operations. So those are pretty common themes about who they’re looking for and the target is typically a recognizable Fortune 500 company division that we service.
ALEX SILVERMAN: OK. Did you mention in your prepared remarks that you had a large customer that reduced business in the fourth quarter or pushed out business to 2000 — to the first quarter?
THOMAS MADDEN: Yes. Our largest service fee client, we had reported previously during the year that they generally had had a business that had it highest seasonal volume in the June quarter last — and relatively low periods in the January and December quarters. Last year they modified their product release schedule and moved some of the activity that traditionally had been in the second half of the year up to the first half of the year creating kind of a shift in movement in kind of an overall basis — on a quarterly basis as you (ph) prepared year over year.
ALEX SILVERMAN: OK. So fourth quarter ‘04 was unusually high based on the old model — no —
THOMAS MADDEN: Yes.

ALEX SILVERMAN: That’s right.
THOMAS MADDEN: Fourth quarter ‘04 was somewhat higher than where we would have been in fourth quarter ‘05 because some of the product release schedule activity had been — for 2005 had actually been done earlier in the year.
ALEX SILVERMAN: OK. Any reason to believe that continues this year?
THOMAS MADDEN: You know, it’s —
MARK LAYTON: This year’s plan (ph) is more of a hybrid that kind of shifted their schedule a little bit back towards the way it had been in ‘04, but not completely.
THOMAS MADDEN: That’s correct.
ALEX SILVERMAN: OK.
MARK LAYTON: They’re trying to smooth it a little bit is really what it comes down to.
ALEX SILVERMAN: OK. Is there any way you can — I know this is — this is a seasonal — that you have seasonal businesses. But on the service fee side, if you simply annualized all of the new clients that you brought on last year, can you give us a sense of what sort of the pro forma 2005 would have been?
THOMAS MADDEN: When you say last year do you mean 2004 or 2005?
ALEX SILVERMAN: I’m sorry. So you won a bunch of business in 2004, you brought it on-line in 2005. If you brought someone on and you only got nine months of business, what would the business have looked like if you had everyone for a full 2005?
THOMAS MADDEN: Most of the new contract that we signed in 2004 actually ended up being — having significant revenues in 2005. Most of — a lot of the implementation efforts that we had in those contracts were done late in 2004. So we started in the first quarter with a pretty high revenue run rate (INAUDIBLE) those new contracts. However, of the, you know, $20-plus million of new contracts, we probably invoiced about 90 percent of that during 2005.
ALEX SILVERMAN: OK.
THOMAS MADDEN: But we would — we would expect some further improvement this year from the impact over those contracts.
ALEX SILVERMAN: But marginal.
THOMAS MADDEN: That’s correct.

ALEX SILVERMAN: OK. And my last question is, you’re roughly — and I understand there’s lots of moving parts. Your guidance of roughly 500 million of revenue in 2006 is down slightly from a pro forma 2005 of call it 505. What part of the business do you slipping?
THOMAS MADDEN: OK, the 500 million was just kind of a general range to indicate general size. It wasn’t necessarily a number that was being provided for guidance this year.
ALEX SILVERMAN: OK. And IBM or product revenue has sort of stabilized at that 63 million run rate for — you know, per quarter. Is that a pretty good number to use going forward?
THOMAS MADDEN: As we’ve discussed previously, we anticipate this year that the supplies distributors or IBM business will be, you know, relatively flat this year as compared to 2005.
ALEX SILVERMAN: Good. Thank you very much, guys.
MARK LAYTON: You know, one other thing I’ll just add to kind of — just give a little more clarity to the first part of your question in there on the — as Tom said, the $500 million that we provided was really to kind of give you a general scale of where the business is at, recognized in our financial results that we’ll only include 11 months of cCOST’s revenue for 2006. So that’s part of — you know, of the numbers in terms of the moving parts. And then the part that is difficult to predict is the eCOST side at this point and exactly where we’ll be with that. So as I stated, you know, in the next few months we hope to have kind of some clearer visibility in terms of the eCOST business and a better idea of where we’re at from there.
ALEX SILVERMAN: OK. Thank you very much, guys.
MARK LAYTON: Yes.
OPERATOR: Your next question comes from Bill Bunt (ph), of Fort Washington Investments (ph).
BILL BUNN, FORT WASHINGTON INVESTMENTS: Good morning.
MARK LAYTON: Good morning, Bill.
BILL BUNN: With regard to the possible need of new capital, I just wanted to make sure I understood. You’re not sure if internally generated cash will be enough to handle your potential high end of the cap ex range this year?
THOMAS MADDEN: That’s correct. And we generally when we go out and look for capital expenditures we’re (INAUDIBLE) ...
MARK LAYTON: (INAUDIBLE)
THOMAS MADDEN: ... we generally try to seek financing for those anyway.

MARK LAYTON: This is the computer equipment, industrial equipment, (INAUDIBLE) technology and things along that line. And we’ve always financed that. So that’s the scope of what Tom’s describing there.
BILL BUNN: What kind of metrics are you going to be looking at to determine if the integration is successful, if the company’s on track?
MARK LAYTON: Well, you know, as I’ve described, I think, you know, getting the merger done was the first step. We got that done on time. The second, you know, major milestone is the completion of the integration efforts and our ability to capture the roughly $5 million of cost savings that we were after with that. At this point, as I said in the prepared comments, I still feel good about both that timeline as well as the dollars that are there. There are other opportunities we continue to find that I would hope will lead to us being able to make improvements beyond that down the road.
So from an outsider’s perspective, as we approach the middle or the end of the summer, you know, the questions will be — should be oriented around how much of the five million are we gaining, how close are we in terms of moving eCOST onto our PFSweb technology platform. And those moves are critical for us to do the kinds of things that we want to do to improve customer service and really drive revenue going forward. So that’s kind of the second major metric.
And then I think the third one is, you know — is that if we’re successful in these foundational plants that we’re talking about and getting the integration efforts completed on time, we should be in a position to begin to have some expectation of a return to year-on-year growth towards the end of 2006 and the holiday season. So those are macro things that I think you can use as judgments in terms of our progress.
BILL BUNN: Are you at the point now when you would be comfortable going out on the road and talking to institutions about your company or do you need to wait a couple quarters to show that you’ve integrated properly?
MARK LAYTON: Well, you know, I think investors are of different appetites in terms of where they’re at. You know, I mean, we’ve said this a long. You know, we’ve got we believe a lot of value in this infrastructure we’ve created, both technology and operationally. And people who do the diligence work and have spent time to understand, you know, the breadth and the capability that we’ve got in these things I think see, you know, inherent incremental value in this in terms of share price. And so, you know, at the shares that the shares are at right now, you know, it’s hard for you to sit back and say and, well — well, it’s — there’s a lot of potential upside to it. And, you know, the downside is — you know, is — I mean, the buy-in price, I guess, is relatively small is what I’m trying to say. And so, you know, the — I think the potential is there, and for investors who have that kind of appetite, you know, we’re certainly talking to those guys now. In terms of getting on the road, it’s more a question right now of just having time to do it. Tom’s team and myself are sleeves rolled up deep in the eCOST deal right now, and there’s a lot of work that needs to get done. And from a priorities standpoint the most efficient way for us to use our time right now is going to be through press releases and these types of calls rather than spending time out on the road. So you’re probably going to see us focus more near-term on trying to do it this way.
BILL BUNN: All right, thank you.
OPERATOR: Your next question comes from Dan Wesson, of Axiom Capital.
DAN WESTON, AXIOM CAPITAL: Yes, hi. Good morning, guys.
MARK LAYTON: Hi.
DAN WESTON: I’m fairly new to the story here. But can I just take a second and go through the pro forma capital structure as it stands right now?
MARK LAYTON: Sure.
DAN WESTON: Of a fully diluted share count.
THOMAS MADDEN: OK. Currently we have approximately 41.4 million shares outstanding. In addition, we’ve got about 5.5 million options that are — have been issued.
DAN WESTON: (INAUDIBLE) average.
THOMAS MADDEN: It’s probably in the $1.20 to $1.40 range. I don’t have that exact number here.
DAN WESTON: And the debt figure — the total debt figure pro forma is right now?
THOMAS MADDEN: Give me one second on that. It’s going to be approximately 30 million.
DAN WESTON: Thirty million of total debt including whatever eCOST had if any?
THOMAS MADDEN: That’s correct.
DAN WESTON: OK. And the ultimate cash figure is inclusive of whatever eCOST had on their books.
THOMAS MADDEN: OK, as of the end of December eCOST cash as it — based on historical presentation was approximately 2.5 million. So you would add that to our balance. Just to note, however, eCOST, as many retailers do, includes in their cash balance credit card receivables that are — for orders that have occurred and, you know, payment is in transit to eCOST. PFS has historically not recorded that as cash but instead as a receivable. So we will be working to evaluate how some of that credit card cash previously reported by eCOST will be reflected in our numbers.
DAN WESTON: And did eCOST generate any EBITDA on their own in fiscal ‘05?

THOMAS MADDEN: No.
DAN WESTON: What was the negative EBITDA figure for them?
THOMAS MADDEN: On a pro forma basis excluding some of the merger-related costs and the impact of the merger, the EBITDA number would be ...
MARK LAYTON: (INAUDIBLE)
THOMAS MADDEN: ... yes — about nine million of a loss.
DAN WESTON: OK. So if I’m understanding right, you guys ex you’re relocation costs, et cetera, one-time items did about nine and a half million of EBITDA in ‘05 and eCOST did a loss of $9 million in ‘05. So should I look forward on a pro forma basis combined company ‘06, you know, assuming you get the — what did you say, $4 to $5 million in cost savings you might be able to eliminate?
THOMAS MADDEN: Yes.
DAN WESTON: So about like a five millionish type of an EBITDA run rate as we stand here?
THOMAS MADDEN: We’re not going to provide — I’m not going to provide that guidance to you. I will make a couple of points. The 2005 results for eCOST include incremental expenses that they had in their business as they went through their I guess initial periods after the spin-off from their former parent company. So they had incremental expenses applicable to a new warehouse and other operational costs that were incurred. And so especially if you look at their kind of June quarter, their losses were more significant then as compared to the I guess somewhat improved performance that they had in the September and December quarters from that prior level. So there’s been — so the run rate as we exited December from an expense standpoint was much better than where it had been earlier in the year.
DAN WESTON: OK. Well, I’ll ask it a different way then. Since you gave a number for PFSW in terms of their EBITDA ex one-time items, what would cCOST’s EBITDA ex one-time items have been in ‘05?
THOMAS MADDEN: I think that’s the same number I gave you, the nine million.
DAN WESTON: But you said in that nine million there were some unusual one-time items (INAUDIBLE)
THOMAS MADDEN: OK, I’m sorry. It’s approximately 11 to 12 million.
DAN WESTON: Oh, oh, oh. So what you’re saying is 11 to 12 million was inclusive of the costs and ex those one costs was nine (INAUDIBLE)

THOMAS MADDEN: No, I’m sorry, I’m sorry. I missed — the nine million, if I took out some of the incremental expenses, you know — this is a rough number — so the nine million would be the base excluding some of the merger-related costs and the impact of this one customer issue that Mark referred to earlier.
DAN WESTON: Oh, OK.
THOMAS MADDEN: I’m sorry. So the nine million is our starting point. We would see improvements from there based on a reduction in cost to reflect the run rate of the business in the December quarter of several million dollars.
DAN WESTON: Per year.
THOMAS MADDEN: Yes.
DAN WESTON: OK.
MARK LAYTON: And then you can do something — if you’re going to make your own forecasts on it you can do something with the savings and estimate timing on that. And, you know, these are the moving pieces that I can’t — I can’t predict right now exactly when these things are going to be obtained, you know, how quickly we turn them into the actual dollars. So that’s the moving parts that as I was describing that the vision’s, you know, just hard to do right now. But if you want to make your own forecast you can take that four to five million and kind of try to, you know, deploy some of those over ‘06 in terms of when they would come into play. And that would give you, you know, a beginning of a picture. That’s kind of what we’re doing here right now. We’re just not ready to, you know, be able to make any statements about where exactly we are.
DAN WESTON: I know, I understand. That’s a good starting point, though. I appreciate the help and good luck to you guys.
MARK LAYTON: Thank you.
THOMAS MADDEN: Thank you.
OPERATOR: Your next question comes from John Fitzgerald (ph), of Bishop Rosen & Company (ph).
JOHN FITZGERALD, BISHOP ROSEN & COMPANY: Yes, Mark, good morning.
MARK LAYTON: Hey, John.
JOHN FITZGERALD: A couple of questions, really. One is the cost per customer had a sharp incentives year over year. You’ve — from 14.93 to 19.39 a customer. You indicated in the third quarter that trend started back down. Do you have a goal to where you want to take that number back down to?

MARK LAYTON: I don’t know at this point that I know enough about the business yet to be able to say what the goal is. That’s an area I’m still really trying to learn. You know, we are — I wouldn’t be surprised if we report to you up and down numbers over the next few quarters, because I am — I am leading some efforts to try different advertising channels and expanding some of those channels from what has been done historically. Right now the eCOST business has — advertising effort is primarily being spent in the shopping comparison sites to attract new customers. There are other avenues of advertising that were used successfully in the past by eCOST that were cut back significantly when they began to focus on getting their business in line during 2005. So catalogues — direct catalogues, direct mail pieces, print advertising, media advertising are areas that we want to explore. And until we find the veins of effectiveness I would expect that what we’ll report is numbers that will move up and down over the next few quarters while we find those things from there. And I don’t have Adam here with me right now, but one thing I will tell you is, is that it’s very interesting to me statistically to evaluate the fact that when you look at a $374 average order size — and let’s call it roughly 10 points of gross margin on that — you’ve got about $37 of gross margin that in the fourth quarter it costs us about $19 to acquire that customer. So it’s unusual in the direct marketing business and the experience I’ve had in the past to find that you actually make a profit on the first order that you get from a customer. Typically it costs you more to acquire the customer and then you have to work to keep him and ultimately make money out of that. So eCOST has had good success in terms of its cost to acquire, and, you know, we want to continue to maximize that. But I think you’re going to see the characteristics that I just described and we’ll be up and down for a little while.
JOHN FITZGERALD: OK. Mark, secondly, you’ve made some insertion into Europe, obviously a well-known company that you’re not at liberty to mention which has been pretty much ferreted out by shareholders. What further insertion goals do you have for Europe? I mean, you’ve got your toe in there so to speak or whatever. Can you elaborate a little bit further on what your plans are for Europe?
MARK LAYTON: Well, our European business for a few years now has operated very well. You know, IBM is our biggest customer there. But we have a number of other growing customers that we’ve added. I would say our strategy for Europe and where we have seen success is in our European operations finding companies in Europe who want to launch into the States, and vice versa, the U.S. having companies that we do business with here or we know here or market here that want to launch into Europe as a new geography for themselves. So when you go down our product list today, almost all — I’m sorry, our customer list today in Europe, almost all of the customers there fit that criteria. They either were clients that we assisted to get into the U.S. marketplace from Europe or clients we assisted to get into the European marketplace from the States. That would be true in Canada as well.
JOHN FITZGERALD: OK. Mark, one last thing here and this is a new curve ball here a little bit and in order to dismiss any of the negativism that the bears might try to run with. And that is this FBI probe. Is it a fair statement to say that none of eCOST management are involved or have been targeted by the FBI involving this fraud?

MARK LAYTON: To my knowledge no one’s involved and the FBI is not targeting any of those people at this point, that’s correct.
JOHN FITZGERALD: OK. And the loss, is it also a fair assumption that eCOST was on the receiving end of the — of the order revenue-wise and that’s how the losses have been determined, they’re not going to get the money back since it was — since it was a fraudulent venture by the other side?
MARK LAYTON: I mean, obviously we’re pursuing all avenues and recourse that we may have, but —
JOHN FITZGERALD: No, how did that get created? In other words, did eCOST have money owed them?
MARK LAYTON: Yes.
JOHN FITZGERALD: OK. So they had these orders that they had sent out, they had it as receivables, they’re never going to get it, and it’s — do you have any idea — you’d indicated 400,000 to 500,000 more. Is that the total extent of what you feel might be the loss further ...
MARK LAYTON: Well, the —
JOHN FITZGERALD: ... if it turns out to be that.
MARK LAYTON: Yes, it’s about — I mean, the total deal’s about $2 million, a million six is in the —
THOMAS MADDEN: (INAUDIBLE)
MARK LAYTON: I’m sorry, a million four in the 2005 numbers. There’s another 600,000 roughly that — some will be in January and we’re still undetermined about what would be in February. And if there is an amount in February that would be flow into the PFSweb financials. But that is the whole of the deal.
JOHN FITZGERALD: OK. Are the attorneys of any mind that there’s any recourse here that there will be to get some of this back or not?
MARK LAYTON: Too early to tell. Obviously, you know, there was — you know, there was every federal authority that you could imagine involved in this thing when it happened earlier this week. So, you know, it’s going to take some time to put the pieces together. We have counsel working to kind of get us a complete timeline of the deal to understand it. And, you know, I don’t want to provide any more other details because, you know, there is a criminal activity involved in this. So —
JOHN FITZGERALD: OK, I’m through. Thank you, Mark.

OPERATOR: Once again, if you do have a question you may press star one on your telephone keypad at this time.
Your next question comes from David Soetebier, of JM Dutten.
DAVID SOETEBIER, JM DUTTEN: Good morning, everyone.
MARK LAYTON: Hi, David.
DAVID SOETEBIER: Could you give us some guidance on the SG&A line for this year, both PFSweb and eCOST?
THOMAS MADDEN: For 2006?
DAVID SOETEBIER: Correct.
THOMAS MADDEN: Again, I think that, you know, I’d prefer to wait for discussion on that guidance until our May conference call. You know, I think that’s more in line with the communication that we’ve had up to this point. You know, Mark made the comments applicable to the PFSweb and suppliers distributors generally being on track in terms of performance this year and that the, you know, focus now in trying to compile the right numbers is applicable to that eCOST business activity. So I’ll give you that as kind of a general guideline.
DAVID SOETEBIER: OK. Then on cross-selling. When the merger was announced there was an expectation that maybe some PFSweb clients might use eCOST and then some of the eCOST clients might sign up for PFSweb customer fulfillment. Does that 30 million have any success in that area?
MARK LAYTON: Of the 25 million in the proposal pipeline?
DAVID SOETEBIER: Right.
MARK LAYTON: No yet, no. We have begun some introductory conversations with clients. For example during the Olympics Games you would have seen on the eCOST Web site a link to ROOTs, which is one of the PFSweb service customers. You know, it didn’t — it didn’t generate a lot of activity at that point, but it was — it was an early trial in terms of the technology linkages and some things that we were trying to do on the affiliate side. Likewise, we have seen leads from eCOST’s merchandising group back to PFSweb in terms of suppliers to eCOST that could be interested in PFSweb services. And we’ve had exploratory conversations with some other customers about the potential (INAUDIBLE) going both directions. So there are some interesting things out there already, and I think it — well, right now we can certainly confirm that there is a lot of potential in this area going forward for both companies.
DAVID SOETEBIER: All right, thank you.
OPERATOR: Your next question comes from Frank Haydon, of Haydon Investments.

MARK LAYTON: Good morning, Frank.
FRANK HEYDON, HEYDON INVESTMENTS: Hey. On a pro forma basis, can you give us what you would consider book value of the combined companies at this point or the merger date point so we can kind of get a book value of all the combined companies?
THOMAS MADDEN: OK. The reported equity — or book value for PFS as of the end of the December was approximately 30 million. As we take a look we would add to that the purchase price of the eCOST stock of approximately 28 million to get a total equity balance as we look forward of, you know, 58 million on a pro forma basis.
FRANK HEYDON: Would that be tangible book or would that be —
THOMAS MADDEN: No, that would include —
FRANK HEYDON: Good will and —
THOMAS MADDEN: Yes, that would include — we’re still working through as part of our purchase price accounting analysis, we are working through kind of the allocation of that $20-million purchase price to the eCOST business. But as you can see if you take a look through some of the previous documents that we’ve filed, the S4 and 8Ks that we had with the pro forma numbers, there was a significant amount of that 28 million that was being allocated to either good will or intangible assets.
FRANK HEYDON: OK. So I appreciate your time.
THOMAS MADDEN: OK, thank you.
OPERATOR: Your next question comes from Lang Gerhard, of West Highland Capital.
LANG GERHARD, WEST HIGHLAND CAPITAL: Good morning. I want wondering if you guys could just step back a little bit and talk about the adjustable market for outsourcing Web commerce. And, you know, I guess the nature of the question is clearly Web commerce from all parts has kind of hit the elbow and everybody’s going online one way or another. And so you’re competing with their in-house capabilities, the other competitors and whatever else. So maybe you could just kind of give us the schematic on that and lay out the opportunity.
MARK LAYTON: Well, it’s a market yet (INAUDIBLE) the market in the U.S. I think right now is estimated to be about 80 in total — 80 billion, sorry, in total commerce on the U.S. basis from there. And you are correct, it does fall into various categories in terms of what’s done internal and what’s done via competitors and, you know, various other market segments that are in that.

You know, the challenge for many, particularly direct brands — I think that one of the major trends we see right now in the Web commerce area is that a lot of the direct brands are now aggressively embracing doing direct to consumer business themselves via their Web sites.
And five years ago there was quite a hesitation in that and it was primarily predicated around the concerns of channel conflict and competing with their customers and other large channels, competing with my distributor, competing with a major retailer. I think that time has calmed a lot of those fears. I think that, you know, many of the channels have shown that allegiance to a brand only to a certain point, i.e. the best price. And as a result I think many of the major manufacturers and brand companies have learned that they simply have to be able to provide a direct channel in order to be clear that they’re getting their message to consumers in terms of the extension of their brand and that it isn’t changed or watered down by other channel members. And also for, you know, vivid announcement of new products and new areas that are there.
So as a result, you know, the areas that we were focused with is in these — is in a lot of these brands where we see that their commerce sites either are not conducting commerce at all right now or from that data that we collect we find that their percentage of revenue is below their peers. And we will market those companies to show them how we can not only get them there quickly but we can provide them with, you know, world-class capability that their customers will, you know, find to be an extension of their brand from there. So it’s real important for us — we use the slogan “the brand behind the brand.” We have to enhance the brand value of that. So I think those are kind of macro trends that are driving that market area out there.
And I completely agree with your comment that we’re kind of at the elbow of this thing. I mean, PFS was a pioneer in the Web commerce area. You know, back in the mid ‘90s we were some of the — really early to providing PC-based ordering tools and the first on the Internet or one of the first companies on the net in terms of providing commerce sites. You know, this business really exploded and grew out of the dot-com area earlier. During the retrenchment period in the early 2000s timeframe, early part of this decade, you know, we had to take and step back and focus on some additional channels as that activity slowed down. But I agree with your comment. We’re at the elbow and there is — there is really good potential for us in a market that is growing nicely.
LANG GERHARD: But who are you — who do you compete with when you’re, you know, approaching a customer or potential customer along those lines? Who are they shopping other than you?
MARK LAYTON: Well, it depends on the geographic area. You know, in Canada it’s different, in Europe it’s different. But let’s talk about the U.S. where the majority of our business is at. In a Web — in Web commerce deals we would compete with companies like GSI Commerce, Innotrac (ph). There’s a private company called New Roads (ph). You know, these are companies that have a little bit different niches of where they’re at. GSI (ph), for example. With sporting goods and apparel retailers we see a lot more than we would with technology, for example. And in the technology area we see UPS supply chain’s division a fair bit. And there are other smaller boutique and local fulfillment houses out there that we compete against. But those names I just described in the Web commerce area are the primary ones we compete in.

LANG GERHARD: OK. One more question, if I could. With regard to eCOST, let’s you batten down the hatches, create the platform and have an OK ‘06 and a good look into ‘07. What do you do next? Do you take it to Europe or do you just — you do another deal with another online retailer? Or what’s the next step so to speak or the — how do you parlay that?
MARK LAYTON: Well, if — assuming your facts or your stated assumptions are true, then, you know, I would — I would expect that we would have a growth in the shareholder value that we have that would give us access to additional capital, and the acquisition marketplace would be an area where we would certainly consider doing this again. I think that because of the scalability of our platform and how good an application it is, we believe, into the Web commerce area, that we can plunk other companies on top of this, given them scale, drive costs out and do the same thing again. Then international expansion is also very likely. You know, I think that, you know, we’re not completely decided on it, but certainly we have an eye on Canada and Europe for eCOST because we’ve already got investments in those markets that we can — we can launch on.
LANG GERHARD: OK, thanks.
MARK LAYTON: Thank you.
OPERATOR: Your next question comes from Jack Andrews, of Inflexion Partners.
JACK ANDREWS, INFLEXION PARTNERS: Hi, good morning. I want to drill down on the services business a little bit if I could. You talked about, you know, peaks and valleys in the past. And it seems that 2004 was certainly a peak in terms of new business signings. And it seems that you’ve been in a bit of a valley here over the last several months and you talked about kind of re-focusing maybe more on your core verticals. I was just wondering what else you think is kind of necessary or — to really drive this business. I mean, is there something that you’re seeing in the marketplace that might lend you to change your sales process, perhaps, or just — you know, besides kind of narrowing your focus, is there something that you think might re-ignite the signings on the side of the business?
MARK LAYTON: Well, I think — you know, one of the things I think that has impact in the domestic outsourcing area in the last couple of years has been a lot of companies’ interest in the attractiveness and cost in the offshore outsourcers, you know, particularly in the — what we would call the silo areas of the outsourcing business, particularly customer service, call center, e-mail response, credit and collections activity. A lot of those activities were offshored by companies. You know, we’ve seen some social dissatisfaction, I guess, in words I would use in terms of the consumers in the U.S.’s responsiveness to that, challenges in terms of actually achieving the cost benefits that companies thought they were going to gain out of that. And I think that one of the trends that we’re beginning to see is a movement back of a lot of these functions or the deployment of hybrid models where, you know, you only offshore very — under-sophisticated transactions and try to keep them, you know — the more sophisticated ones here where there’s a greater understanding and sensitivity to the transaction. So I think that’s one trend that we’ve been battling and I think it’s turning from there.

You know, the — one of the — one of the other things is that we had quite a few companies over the last three or four years that have not provided the kind of quality service and results on an outsourcing basis that companies need. And much like you saw in the ‘80s with the direct marketing industry, it only really takes one or two guys to tarnish a trend — one or two companies that perform poorly to tarnish a trend in the business. And I think we experienced some of that in this arena where we’ve had some shakeout, we’ve had a number of companies that have gone away. And I think you’re seeing an emergence of some high-quality providers in the business right now, ourselves being one, and the reputation of the capability of us as a full-service outsource provider is growing. And I think that that will ultimately fuel trends as well.
JACK ANDREWS: OK. And then could you talk a little bit more about the financial impact of some of these contracts in the pipeline. I think previously you’ve talked about pursuing larger deals which, you know, may potentially mean lower gross margin profile. I was wondering if you could just, you know, expand on the — you know, the — if there is a potential difference in the mix of these deals.
MARK LAYTON: The larger deals are typically at lower gross margin percentage. You know, it’s obviously higher gross margin dollars, but lower percentage. And, you know, we — what we have found, as I mentioned in my prepared comments, is that there are more attractive financial characteristics of the larger deals for us than there are for some of the smaller ones. Much like an acquisition, it’s almost as hard to do a little one as it is a big one.
JACK ANDREWS: Sure.
MARK LAYTON: And so these integration efforts that we end up doing with some of the smaller contracts, you know, there’s an opportunity cost in terms of the deployment of the people and resources that we put them. And then, you know, the actual dollar rewards are not all that great when you’re said and done with them. So that’s the reason we want to continue to focus on larger contracts. And they probably are going to be in the 20 to 30-percent gross margin range as opposed to where we were at a few years ago focusing on 30 to 40-percent gross margin. So that’s the trend in our service fee gross margin area.
JACK ANDREWS: OK. And then just one last question on that point. Would the lead time to implement these deals, is that similar to your historical, you know, kind of nine-month-or-so time to get these contracts fully ramped?
MARK LAYTON: Yes.
JACK ANDREWS: OK. And then just on the $4 to $7 million of cap ex for 2006. Does that include the potential investments related to eCOST that you’re currently working on?
THOMAS MADDEN: Yes, it does. Those investments are not expected to be significant, though. It’s not — it’s not a big component of that number.

JACK ANDREWS: OK. And then just you mentioned, you know, different possibilities of — if you need to, you know, raise capital, debt equity, et cetera. Do you have a particular preference at this point in time?
MARK LAYTON: I don’t think we have a preference. I mean, I think, you know, we have had and will have discussions with people as — you know, general interest discussions in terms of that. You know, clearly, as I’ve stated, you know, a couple questions ago in there, we see a lot of value in this. Access to working capital is an important component for any business to be able to grow and expand. And it’s no different for us. And to the extent that the right deal comes along and we believe that as a — you know, myself and our board feel that it’s an appropriate investment for the long-term, you know, value and benefit of the business, then those are things that we’ll do. Whether it comes as debt or equity, I think we’re open to either side at this point.
JACK ANDREWS: OK, thanks very much.
THOMAS MADDEN: Thank you.
OPERATOR: Once again, to ask a question you may star then the number one on your telephone keypad at this time.
Mr. Layton, there appears to be no more questions.
MARK LAYTON: OK, we appreciate everybody’s time this morning and questions. And we’ll talk to you again next quarter. Take care.
OPERATOR: This concludes today’s conference call. You may now disconnect.
END